Exhibit 99.2
One Marina Boulevard, #28-00          Tel: +65.6299.8888
Singapore 018989
Press Release

Flextronics contacts:	Solectron contact:
Thomas J. Smach Chief Financial Officer +1-408-576-7722 investorrelations@flextronics.com	Perry G. Hayes Investor Relations & Treasurer +1-408-956-7543 perryhayes@solectron.com
Renee Brotherton
Senior Director, Corporate Communications
+1-408-646-5103
renee.brotherton@flextronics.com

Flextronics and Solectron Announce Preliminary Results of Elections for Merger Consideration
SINGAPORE and MILPITAS, CA, September 27, 2007 — Flextronics International Ltd. (NASDAQ:FLEX) and Solectron Corporation (NYSE:SLR) today announced preliminary results for the elections made by Solectron stockholders regarding the form of merger consideration they will receive in the pending acquisition of Solectron by Flextronics. Pursuant to the terms of the merger agreement, Solectron stockholders were entitled to elect to receive either 0.3450 of a Flextronics ordinary share or $3.89 in cash for each share of Solectron common stock, subject to proration due to minimum and maximum limits on the amount of stock consideration and cash consideration. The election deadline expired at 5:00 p.m., EST, on September 27, 2007.
The exchange agent for the transaction, Computershare Shareholders Services, Inc., has calculated that of the 918,360,722 shares of Solectron common stock outstanding as of September 27, 2007:
•	634,188,636 of the outstanding Solectron shares, or 69.0%, have submitted valid elections to receive Flextronics ordinary shares;

•	78,459,142 of the outstanding Solectron shares, or 8.5%, have submitted valid elections to receive cash; and

•	205,712,944 of the outstanding Solectron shares, or 22.4%, did not submit valid elections or submitted elections that are subject to the guaranteed delivery procedure.
Based on the number of valid elections received by the election deadline and subject to final determination:
•	Solectron stockholders who elected to receive stock consideration will receive Flextronics ordinary shares with respect to all of their Solectron shares;

•	Solectron stockholders who elected to receive cash consideration will receive cash with respect to all of their Solectron shares; and

•	Solectron stockholders that failed to submit a valid election will receive cash with respect to all of their Solectron shares.
The allocation of the consideration to be received by holders of Solectron common stock may change based upon the elections that were made subject to guaranteed delivery. The final allocation will be announced after the close of business on October 2, 2007.
Flextronics expects to pay approximately $1.07 billion in cash and issue approximately 221.8 million Flextronics ordinary shares upon consummation of the merger. No fractional Flextronics ordinary shares will be issued in the merger. Instead, each Solectron stockholder that would otherwise be entitled to receive Flextronics fractional shares will receive an amount in cash based on the average of the per share closing prices of Flextronics ordinary shares reported on the NASDAQ Global Select Market during the five (5) consecutive trading days ending on the trading day immediately preceding the closing date of the merger.
As provided by the merger agreement, exchangeable shares of Solectron Global Services Canada Inc., other than exchangeable shares owned by Solectron, any of its subsidiaries or their affiliates (“exchangeable shares”), will be automatically exchanged for shares of Solectron common stock, on a one-for-one basis, prior to the effective time of the merger. The merger agreement provides that holders of exchangeable shares were entitled to elect to receive the same consideration in the merger, and to participate directly in the merger, as a holder of shares of Solectron common stock. Therefore, for all purposes above, references to Solectron stockholders are intended to also include holders of exchangeable shares.
Solectron stockholders with questions regarding individual allocation results should contact Innisfree M&A Incorporated toll free from within the United States and Canada at 877-825-8971.
As previously announced and subject to customary closing conditions, Flextronics expects to complete its acquisition of Solectron on October 1, 2007.
About Flextronics
Headquartered in Singapore (Singapore Reg. No. 199002645H), Flextronics is a leading Electronics Manufacturing Services (EMS) provider focused on delivering complete design, engineering and manufacturing services to automotive, computing, consumer digital, industrial, infrastructure, medical and mobile OEMs. With the acquisition of Solectron, pro forma fiscal year 2007 revenues from continuing operations will be more than US$30 billion. Flextronics helps customers design, build, ship, and service electronics products through a network of facilities in over 30 countries on four continents. This global presence provides design and engineering solutions that are combined with core electronics manufacturing and logistics services, and vertically integrated with components technologies, to optimize customer operations by lowering costs and reducing time to market. For more information, please visit www.flextronics.com.
About Solectron
Solectron Corporation is one of the world’s largest providers of complete product lifecycle services. We offer collaborative design and new product introduction, supply chain management, Lean manufacturing and aftermarket services such as product warranty repair and end-of-life support to leading customers worldwide. Solectron works with the world’s premier providers of networking, telecommunications, computing, storage, consumer, automotive, industrial, medical, self-service automation and aerospace and defense products. The company’s industry-leading Lean Six Sigma methodology (Solectron Production System™) provides OEMs with quality, flexibility, innovation and cost benefits that improve competitive advantage. Based in Milpitas, Calif., Solectron operates in more than 20 countries on five continents and had sales from continuing operations of $10.6 billion in fiscal 2006. For more information, visit us at www.solectron.com.
Note: SOLECTRON and the Solectron logo are registered trademarks of Solectron Corporation. The Solectron Production System, SPS, and Solectron Supply Chain Solutions Suite are also trademarks of Solectron Corporation. Other names mentioned are trademarks, registered trademarks or service marks of their respective owners.

Safe Harbor Statement
This press release contains forward-looking statements within the meaning of federal securities laws relating to both Flextronics and Solectron. These forward-looking statements include statements related to the expected timing of the closing of the acquisition of Solectron by Flextronics. These forward-looking statements are based on current assumptions and expectations and involve risks and uncertainties that could cause actual results to differ materially from those anticipated by the forward-looking statements. These risks include the ability of Flextronics and Solectron to satisfy the conditions to closing. Additional information concerning these and other risks is described under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Flextronics’s reports on Form 10-K, 10-Q and 8-K that Flextronics has filed with the U.S. Securities and Exchange Commission (“SEC”) and under “Cautionary Statement Regarding Forward Looking Information” and “Risk Factors” included in the Joint Proxy Statement/Prospectus which forms a part of Flextronics’s registration statement on Form S-4/A, filed by Flextronics with the SEC on August 7, 2007. The forward-looking statements in this communication are based on current expectations and Flextronics assumes no obligation to update these forward-looking statements. Investors are cautioned not to place undue reliance on these forward-looking statements.